Exhibit 3.5

CERTIFICATE OF FORMATION

OF

NUVEEN ASSET MANAGEMENT, LLC

This Certificate of Formation of Nuveen Asset Management, LLC (the “Company”), dated October 5, 2010, is being duly executed and filed by Melissa L. Hagan, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company hereby formed is “Nuveen Asset Management, LLC”.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Melissa L. Hagan
Name:	Melissa L. Hagan
Title:	Authorized Person